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                                                                     EXHIBIT 4.1

                               SENIOR SECURED NOTE



$15,600,000                                                  Seattle, Washington
                                                               February 10, 2000

        For value received, MEALS.COM, INC., a Delaware corporation ("BORROWER"), unconditionally promises to pay to the order of COINSTAR, INC., a Delaware corporation ("LENDER"), the principal sum of Fifteen Million Six Hundred Thousand Dollars ($15,600,000), or so much thereof as Lender may actually loan ("ADVANCE") to Borrower under this note (this "NOTE"), plus interest on the outstanding advances from the date of each advance until repaid at the rate of interest announced from time to time by Imperial Bank as its Prime Commercial Lending Rate, plus 3% per annum, compounded annually, plus all of Lender's reasonable attorneys' fees and costs, at the times and in the manner provided for in this Note. In the event Imperial Bank ceases to announce or publish its Prime Commercial Lending Rate, the Lender will set the interest rate by using a comparable index or reference rate. This is a senior secured advance note.

1. AUTHORIZED INDIVIDUALS; AUTHORIZED DOCUMENTS; BORROWER REPRESENTATION REGARDING EACH ADVANCE

        Borrower has authorized its Chief Executive Officer or its Chief Financial Officer each acting alone, to request advances on behalf of Borrower. Copies, certified as true and in effect by the Board of Directors of Borrower, of resolutions of the Board of Directors of Borrower authorizing those individuals to obtain advances from Lender and obligating Borrower to repay those advances with interest, fees and costs, will be provided to Lender at the time this Note is executed (i.e., signed and delivered to Lender by a duly authorized representative of Borrower). Borrower will bear all risk of loss resulting from an unauthorized advance and from misappropriation of funds disbursed pursuant to an authorized advance. Lender shall have no duty of inquiry as to authorization for any advance or for use of advance proceeds following disbursement into Borrower's account. In connection with each advance, Borrower shall be deemed to have made each of the representations and warranties set forth in Section 10 herein as of the date of the requested advance.

2.      ADVANCES

        All advances outstanding as of the date hereof shall be deemed advances under this Note. As of the date hereof, $5,600,000 has been advanced by Lender to



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Borrower and is deemed to be outstanding under this Note. Lender will keep records as to each advance, which will be conclusive evidence of all advances absent manifest error.

3.      PAYMENT

        Borrower shall pay all outstanding principal plus all accrued interest on demand; provided, however, that demand may not be made before the earlier of
(i) the date when Borrower has raised in the aggregate at least $100,000,000 in additional capital, (ii) the closing of a transaction in which the holders of the Company's Preferred Stock and Warrants outstanding on the date of this Note receive cash or registered securities in an amount equal to the then fair market value for their shares and warrants, (iii) the closing of the Company's initial public offering, as long as the underwriters for that offering have agreed to such demand and (iv) such date, if any, as may be consented to by Borrower in connection with the incurrance of additional debt as contemplated by Section 11(c). Demand may be made before such time upon the occurrence of an Event of Default (as defined in Section 13 herein). Unless otherwise agreed or required by applicable law, interest will accrue on the outstanding principal at the rates set forth herein and as long as Lender has not made demand for payment and/or no Event of Default exists, all accrued interest on the advances hereunder shall be added to and become a part of the principal outstanding under this Note on an annual basis on each anniversary of the date hereof.

4.      PREPAYMENT

        Borrower shall have the right at any time and from time to time to prepay the principal hereof in whole or in part without premium or penalty.

5.      DEFAULT RATE

        Following demand for payment under this Note or acceleration of this Note by reason of Borrower's default, interest will be payable at a default rate equal to five percent (5%) in excess of the rate that would otherwise be applicable.

6.      OUT-OF-POCKET COSTS REIMBURSEMENT

        Borrower will pay on demand all reasonable costs incurred by Lender in enforcing the obligations evidenced by this Note or any of the other documents related to the advance evidenced by this Note (collectively, the "Related Documents"), including reasonable attorneys' fees and the costs of foreclosure against any collateral security, whether or not a civil action or similar proceeding (including claims and adversary proceedings in the bankruptcy court) is commenced or pursued to judgment

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or an appeal thereof is filed or pursued to completion. Interest will accrue on the unpaid balance of such costs at the default rate from the tenth (10th) business day following the demand until such costs are paid.

7.      USE OF PROCEEDS

        Borrower represents and covenants that the proceeds of the loan made to Borrower and evidenced by this Note will be used by Borrower only for working capital purposes. Borrower represents and warrants that the proceeds of the loan under this Note will be used only for commercial or business purposes, and will not be used to acquire any "margin stock" as that term is used in Regulation U of the Federal Reserve Board or to redeem outstanding securities, unless consented to by Lender.

8.      BORROWER'S WAIVERS

        Borrower waives notice of acceptance, notice, presentment, demand, protest, dishonor, and notice of dishonor.

9.      LENDER'S PREROGATIVES

        Lender may forbear and/or extend the maturity date or renew this Note one or more times on such terms as Lender may specify. Lender's forbearance or other failure to exercise any right or remedy upon Borrower's default shall not constitute a waiver or grounds for the claim of estoppel with respect to the default or the term involved while such default continues or in connection with any future default.

10.     BORROWER'S REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants that:

        (a) Borrower has been duly formed as a corporation under Delaware law and has filed all assumed business names and other certificates required by law in connection with the formation and business operation of Borrower.

        (b) Borrower has been duly authorized, in accordance with the terms of its certificate of incorporation, to execute, deliver and perform Borrower's obligations under this Note and the Related Documents.

        (c) This Note and each of the Related Documents have been executed by duly authorized representatives of Borrower, and have been delivered to Lender by a representative of Borrower who has been duly authorized to perform such act.

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        (d) This Note and each of the Related Documents are the legally valid and binding obligations of Borrower, enforceable against Borrower and third persons in accordance with their terms except as such enforcement may be delayed or restricted under insolvency laws and principles of equity affecting the rights and remedies of creditors generally.

        (e) The execution and delivery of this Note and each of the Related Documents and the performance of the obligations evidenced by this Note and each of the Related Documents will not violate any law applicable to Borrower or constitute a default or breach of any contract to which Borrower is a party or by which its properties are bound.

        (f) There is no litigation, prosecution, investigation or other proceeding of any nature whatsoever, to the knowledge of Borrower, now pending or threatened, involving Borrower or its properties which would have a material adverse impact on the ability of Borrower to perform the obligations evidenced by this Note.

        (g) The financial information provided by Borrower to Lender is true and correct in all material respects and accurately presents the financial condition of Borrower as of the date of such information.

        (h) Borrower is not in default in the performance of any material obligation to any third person except for those obligations which are being contested in good faith by appropriate means and with an adequate reserve maintained for payment in the event of an adverse outcome.

        (i) Borrower is in compliance with all applicable laws, regulations and orders of governmental subdivisions and agencies, the noncompliance of which would be material to Borrower's financial condition, business or properties.

        (j) Borrower has filed all tax returns required by law to be filed and has paid all taxes and similar government impositions when due except for those taxes and impositions being contested by Borrower in good faith by appropriate means and with an adequate reserve maintained for payment in the event of an adverse outcome.

        (k) Borrower is not insolvent and is not the subject of any insolvency proceedings as those terms are defined in RCW 62A.1-201(22) and (23). There has been no material adverse change in Borrower's business, financial condition, and properties since the date of the last financial statements provided to Lender.

        (l) There has been no material adverse change in the financial condition, results of operation, prospects or otherwise of the Borrower since the date of this Note or of an advance, whichever is later.

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11.     BORROWER'S COVENANTS

        Unless Borrower shall have obtained the prior written consent of Lender, Borrower covenants and agrees that until all amounts, including principal, interest and other amounts due under this Note, are paid in full:

        (a) Borrower will at all times preserve and keep in full force and effect its existence as a corporation.

        (b) Borrower will not create or suffer to exist any liens upon or with respect to any of its properties, whether now owned or hereinafter acquired, other than such liens as will not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

        (c) Borrower will not create or suffer to exist any debt other than the debt evidenced by this Note that is payable before repayment of this Note.

        (d) Borrower will promptly and fully comply with all laws, regulations and orders, the noncompliance with which would have a material adverse impact on Borrower's financial condition, business or property.

        (e) Borrower will file all tax returns required by law to be filed and will pay all taxes and similar government impositions being contested by Borrower in good faith by appropriate means and with an adequate reserve maintained for payment in the event of an adverse outcome.

        (f) Borrower will provide to Lender such information as may be required to keep Lender currently and completely informed as to all material matters involving the business, financial condition and property of Borrower, including pending and threatened litigation and other governmental proceedings.

        (g) Borrower will promptly and in no case later than two (2) business days after Borrower has knowledge of the occurrence of an Event of Default (as defined in Section 13 hereof) or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide Lender with a certificate of the chief executive officer of Borrower specifying the nature thereof and Borrower's proposed response thereto.

        (h) Borrower will promptly notify Lender in writing of any loss, damage, investigation, action, suit, proceeding or claim relating to a material portion of the assets and properties of Borrower that may result in any material adverse change in Borrower's business, operations, properties, assets or condition (financial or otherwise).

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        (i) Borrower will keep its books of accounting in accordance with generally accepted accounting principles, consistently applied, and furnish to
Lender:

                (i) All such financial information as may reasonably be requested by Lender;

                (ii) Promptly upon filing its federal income tax return, a copy of Borrower's federal income tax return, together with all schedules thereto; and

                (iii) As soon as practicable and in any event within thirty (30) days after the close of each fiscal quarter of Borrower, projections of Borrower's sources and uses of funds for the immediately following nine
        (9) months (broken down on a month-by-month basis), in form and substance satisfactory to Lender.

12.     SECURITY FOR LOANS

        As security for the payment and performance of its obligations hereunder, the Borrower hereby grants the Lender a security interest in all of the Borrower's right, title and interest in and to the collateral described in the Security Agreement and Intellectual Property Security Agreement executed by the Borrower in favor of the Lender.

13.     EVENTS OF DEFAULT

        Lender acknowledges that the only basis for demand to be made on this Note prior to the occurrence of any of the events described in clauses (i), (ii) or (iii) of Section 3 shall be the following "EVENTS OF DEFAULT":

        (a) Failure of Borrower to pay any principal under this Note when due or failure to pay any interest or other amount due under this Note within five (5) business days after the date due; or

        (b) Breach of either of the covenants set forth in Section 11 (b) or
(c); or

        (c)    The liquidation of the Borrower; or

        (d) A court having proper jurisdiction shall enter a decree or order for relief in respect to Borrower in an involuntary case under Title 11 of the United States Code entitled "BANKRUPTCY" (as now and hereinafter in effect, or any successor thereto, the "BANKRUPTCY CODE") or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or any other similar relief shall be granted under any applicable federal or state law; or

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        (e) An involuntary case shall be commenced against Borrower under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or all or a substantial part of its property shall have been entered, or the involuntary appointment of an interim receiver, trustee or other custodian of Borrower for all or a substantial part of its property shall have occurred, or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower; or

        (f) An order for relief shall be entered with respect to Borrower, or Borrower shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or Borrower shall make an assignment for the benefit of creditors, or Borrower shall be unable or fail or shall admit in writing its inability to pay its debts as such debts become due, or any member of Borrower shall authorize action to approve any of the foregoing.

14.     REMEDIES

        After the occurrence and during the continuation of any Event of Default, Lender may, but shall not be obligated to, immediately demand payment of this Note without prior notice and may immediately proceed to exercise all rights and remedies that Lender may have against Borrower and any collateral of Borrower. All rights and remedies of Lender are cumulative and not exclusive and the commencement or partial exercise of any such right or remedy shall not preclude Lender from the exercise of any other right or remedy until the debts evidenced by this Note are paid in full. Lender's rights specifically include the right of setoff against any obligations owed by Lender to Borrower against Borrower's obligations to Lender as evidenced by this Note.

15.     PARTICIPATIONS; NO BORROWER ASSIGNMENT; SUCCESSORS AND ASSIGNS

        Lender shall have the unconditional right to sell participation interests in this Note, the Related Documents and the collateral of Borrower. Borrower shall not have the right to assign its rights or obligations under this Note and any attempted assignment also shall be a default by Borrower under this Note. Subject to the foregoing restrictions on Borrower assignment, this Note and the Related Documents

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shall bind and inure to the benefit of the respective successors and assigns of
Borrower and Lender.

16.     INTEGRATION; SUPPLEMENTING DOCUMENTS

        This Note and the Related Documents are the final and complete expression of the agreement of the parties hereto and are intended to supersede any prior or contemporaneous oral or written understandings and agreements relating to this Note and the collateral security between the parties hereto. This Note and the Related Documents are intended to complement and supplement one another. However, in the event of a direct conflict in terms or conditions, the terms and conditions of this Note shall govern those contained in any of the Related Documents.

17.     CHOICE OF LAW

        Borrower and Lender have selected Washington law, except for any of its choice of law provisions that would make the law of another jurisdiction applicable to this Note, to govern the construction and enforcement of this Note. In construing this Note and the Related Documents, resort first shall be had to the definitions and substantive terms of the Uniform Commercial Code and the Bankruptcy Code before any other source.

18.     JURISDICTIONAL CONSENT

        Borrower hereby submits to the jurisdiction of any state or federal court sitting in Seattle, Washington, in any action or proceeding relating to this Note and hereby waives any claim that such a forum is inconvenient or that there is a more convenient forum.

19.     SAVINGS CLAUSE

        If any term of this Note is hereafter determined to be illegal or unenforceable, that term will be deemed deleted without invalidating the remaining terms and, to the fullest extent permitted by law, Borrower hereby waives any provision of law which renders any term illegal or unenforceable. In the event that (a) the amount of interest and fees payable by Borrower under this Note is later determined to be usurious and (b) Borrower is not prohibited from pleading the defense of usury or maintaining any action thereon or therefor, any such interest in excess of the maximum allowable rate automatically shall be deemed to have been applied to principal.

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20.     STATUTORY DISCLAIMER

        ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

                                      MEALS.COM, INC., a Delaware corporation



                                      By:  /s/ Jens A. Molbak
                                          --------------------------------------


                                      Title:  Chief Executive Officer
                                             -----------------------------------




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